Assignment of patents of Professor Dr. Wolfgang Barnikol to Sangui Biotech, AG & GlukoMeditech, AG

Date:  29  October  1996  (sic  -  actual  date  was  7  July  1997)

This agreement is made and executed between Professor Wolfgang Barnikol and Sangui Biotech, AG (Sangui) and GlukoMediTech, AG (GlukoMediTech), companies organized under the laws of Germany.

1. RATIFIED, that all patents issued to Professor Dr. Wolfgang Barnikol relating to oxygen carrier, oxygen sensor and glucose sensor will be assigned to either Sangui or GlukoMediTech.

2. RATIFIED, that all patent applications, when granted from the applicable patent office or any other agencies, shall be assigned also to either Sangui or GlukoMediTech.

3. RATIFIED, that all patents granted to Barnikol in the future, will be automatically assigned to either Sangui or GlukoMediTech.

4. RATIFIED, that Sangui Biotech, AG and GlukoMediTech, AG will grant Barnikol royalty on future product sales as the sole considerations for Barnikol's patents.

3% royalty on products on net revenues be paid to Professional Wolfgang Barnikol, MD, Ph.D on products developed by SanguiBiotech AG or GlukoMediTech, AG. The royalty shall expire in 20 years or upon expiration of the relevant patent(s) on which the products are based on, whichever comes first.

The royalty shall be made in the above-described manner, when applicable, to Professor Wolfgang Barnikol or to his estate or his heirs as it may apply.

Accepted


/s/  Axel  J.  Kutscher                    /s/  M.  Barnikol
-----------------------                    ------------------------------
SanguiBiotech  AG                          Professor Dr. Wolfgang Barnikol
GlukoMediTech  AG
Axel  J.  Kutscher
Director